Exhibit 99.1

PRESS RELEASE
For Immediate Release

WASTE SERVICES REPORTS THIRD QUARTER RESULTS
BURLINGTON, Ontario, October 26, 2005/PRNewswire-FirstCall/ — Waste Services, Inc. (Nasdaq: WSII) today reported financial results for the three months ended September 30, 2005. Revenue for the quarter was $101.8 million, an increase of $7.2 million, or 7.6% over the same period last year. The increase in revenue was primarily driven by pricing increases of $5.7 million, of which $2.5 million related to fuel surcharges, increased volumes at our landfill sites of $3.0 million, and increased collection and transfer station volumes of $1.6 million. Offsetting these increases were decreases related to hurricane volumes not recurring in the current period and divestitures of previously acquired operations totaling $6.7 million. The favorable effects of foreign exchange rate movements increased revenue by $3.6 million. EBITDA* was $17.9 million for the quarter ended September 30, 2005, compared to $15.4 million for the same period last year. Adjusted EBITDA* (as defined in our credit agreement) was $15.7 million for the quarter ended September 30, 2005. Net loss for the quarter ended September 30, 2005 was $9.4 million, or $0.10 per share, versus a loss of $5.7 million, or $0.06 per share, for the comparable period last year.
For the nine months ended September 30, 2005, revenue was $286.1 million, an increase of $68.5 million, or 31.5% over the comparable period last year. Net loss was $38.2 million for the nine months ended September 30, 2005, or $0.39 per share, compared to a net loss of $35.1 million, or $0.41 per share for the comparable period last year.
Waste Services also announced that it has successfully completed an amendment to its $160.0 million senior credit facility. The company sought the amendment to provide more favorable terms in light of its improved financial performance over the past year, as well as recent positive credit rating actions from Moody’s and S&P. The amended credit facility immediately reduces the interest rate on Waste Services’ $98.5 million term loan by 125 basis points, with potential further interest cost reductions on both the term loan and revolving credit facility based on the achievement of lower total leverage ratios. In addition, the amendment provides the company with full access to its $60.0 million revolver and provides greater flexibility in certain covenants.
David Sutherland-Yoest, Chairman and Chief Executive Officer, stated “We continue to focus on improving the profitability of our collection operations and increasing disposal volumes at our three municipal solid waste landfills in the United States. We were pleased with the increase in Adjusted EBITDA from the second quarter to the third quarter and expect a further increase in Adjusted EBITDA in the fourth quarter despite the normal seasonal decline in the contribution from our Canadian operations.” Regarding the amended credit facilities Mr. Sutherland-Yoest, stated “We are pleased with the support from our senior lender group for improving the terms in our senior credit facility to more appropriately reflect our improved credit profile. The amendment will provide us with greater flexibility and liquidity as we continue to pursue our growth plans.”

*Reconciliation of Non-GAAP Measures for the Three and Nine Months Ended September 30, 2005:
The following table reconciles the differences between net loss, as determined under US GAAP, and EBITDA, a non-GAAP financial measure (in thousands of US dollars) (unaudited):

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Net loss	$(9,411)	$(5,719)	$(38,192)	$(35,068)
Cumulative effect of change in accounting principle	—	—	—	(225)
Income tax provision	3,252	1,695	8,582	5,033
Preferred stock dividends and amortization of issue costs	5,392	4,535	15,348	12,844
Change in fair value of warrants	—	(532)	—	(111)
Interest expense	7,274	5,681	21,272	24,263
Depreciation, depletion and amortization	11,400	9,712	31,548	22,993

EBITDA (1)	$17,907	$15,372	$38,558	$29,729

The following table reconciles the differences between EBITDA and Adjusted EBITDA, as defined in our credit agreement, for the three months ended September 30, 2005 (in thousands of US dollars) (unaudited):

EBITDA (1)	$17,907
Adjustments to EBITDA (as defined per credit agreement):
Non-cash charges (2)	(3,227)
Other excludable expenses (3)	1,016

Adjusted EBITDA (1)	$15,696

(1)	EBITDA and EBITDA as defined in our credit agreement (“Adjusted EBITDA”) are non-GAAP measures used by management to measure performance. We also believe that EBITDA and Adjusted EBITDA may be used by certain investors to analyze and compare our operating performance between accounting periods and against the operating results of other companies that have different financing and capital structures or tax rates and to measure our ability to service our debt. In addition, management uses EBITDA, among other things, as an internal performance measure. Our lenders also use Adjusted EBITDA to measure our ability to service and/or incur additional indebtedness under our credit facilities. However, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other financial statement data prepared in accordance with US GAAP or as a measure of our performance, profitability or liquidity. EBITDA and Adjusted EBITDA are not calculated under US GAAP and therefore are not necessarily comparable to similarly titled measures of other companies.

(2)	Non-cash charges include stock-based compensation expense, foreign exchange gains and losses and other.

(3)	Other excludable expenses include professional fees for certain litigation and the re-audit of Florida Recycling, as well as severance and other costs.
We will host an investor and analyst conference call on Thursday, October 27, 2005 at 8:30 a.m. (EDT) to discuss the results of today’s earnings announcement. If you wish to participate in this call, please phone 866-202-1971 (US and Canada) or 617-213-8842 (International) and enter passcode number 50826217. To hear a web cast of the call over the Internet, access the Home page of our website at http://www.wasteservicesinc.com. A post-view of the call will be available until Thursday, November 10, 2005 by phoning 888-286-8010 (US and Canada) or 617-801-6888 (International) and entering passcode number 86146196. The web cast will also be available on our website.
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Safe Harbor for Forward-Looking Statements
Certain matters discussed in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements describe the company’s future plans, objectives and goals. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from the plans, objectives and goals set forth in this press release. Factors which could materially affect such forward-looking statements can be found in the company’s periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in the company’s Form 10-K for the year ended December 31, 2004. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.
The forward-looking statements made in this press release are only made as of the date hereof and Waste Services undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Waste Services, Inc. is a multi-regional, integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The company’s website is located at http://www.wasteservicesinc.com. Information on the company’s website does not form part of this press release.
For information contact:
Mark A. Pytosh
Executive Vice President and Chief Financial Officer
905-319-6054

WASTE SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of US dollars, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue	$101,751	$94,615	$286,120	$217,558

Operating and other expenses:
Cost of operations (exclusive of depreciation, depletion and amortization)	73,507	69,462	208,090	155,752
Selling, general and administrative expense	13,613	18,395	42,985	41,064
Settlement with sellers of Florida Recycling	(4,120)	(8,635)	(4,120)	(8,635)
Depreciation, depletion and amortization	11,400	9,712	31,548	22,993
Foreign exchange gain and other	844	21	607	(352)

Income from operations	6,507	5,660	7,010	6,736
Interest expense	7,274	5,681	21,272	24,263
Changes in fair value of warrants	—	(532)	—	(111)
Cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs	5,392	4,535	15,348	12,844

Loss before income taxes	(6,159)	(4,024)	(29,610)	(30,260)
Income tax provision	3,252	1,695	8,582	5,033

Loss before cumulative effect of change in accounting principle	(9,411)	(5,719)	(38,192)	(35,293)
Cumulative effect of change in accounting principle, net of provision for income taxes of nil and $132 for the nine months ended September 30, 2005 and 2004, respectively	—	—	—	225

Net loss	$(9,411)	$(5,719)	$(38,192)	$(35,068)

Basic and diluted loss per share:
Basic and diluted loss per share before cumulative effect of change in accounting principle	$(0.10)	$(0.06)	$(0.39)	$(0.41)
Cumulative effect of change in accounting principle	—	—	—	—

Loss per share — basic and diluted	$(0.10)	$(0.06)	$(0.39)	$(0.41)

Weighted average common shares outstanding — basic and diluted	99,413	96,854	98,345	85,484

WASTE SERVICES, INC.
SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA
(In thousands of US dollars)

	September 30,	December 31,
	2005	2004
Balance Sheet Data:	(Unaudited)
Cash	$2,512	$8,507
Current assets	$64,905	$67,303
Total assets	$730,344	$720,583
Current liabilities	$74,373	$69,648
Debt:
Senior secured credit facilities:
Revolver	$19,000	$15,000
Term loan	98,500	99,250
Senior subordinated notes	160,000	160,000
Other notes	3,007	3,130

Total debt	$280,507	$277,380
Redeemable preferred stock	$79,599	$64,971
Shareholders’ equity	$276,771	$298,776

	Nine Months Ended September 30,
	2005	2004
Cash Flow Data:	(Unaudited)	(Unaudited)
Cash flows from operating activities	$16,601	$10,692
Cash flows from investing activities	$(33,052)	$(189,176)
Cash flows from financing activities	$10,383	$160,564
Capital expenditures	$(27,399)	$(33,593)